UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

May 26, 2017

Date of Report (Date of earliest event reported)

Planet Fitness, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37534	38-3942097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Lane West

Hampton, NH 03842

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (603) 750-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On May 26, 2017, Planet Intermediate, LLC, a Delaware limited liability company (“Planet Intermediate”), and Planet Fitness Holdings, LLC, a New Hampshire limited liability company (“Planet Fitness Holdings” and, together with Planet Intermediate, the “Credit Parties”), each a wholly-owned subsidiary of Planet Fitness, Inc., a Delaware corporation (the “Corporation”), amended (such amendment, dated as of May 26, 2017, by and among Planet Intermediate, Planet Fitness Holdings, JPMorgan Chase Bank, N.A., as “Administrative Agent,” and the lenders party thereto, the “Third Amendment”) the credit agreement governing the Credit Parties’ senior secured credit facility dated as of March 31, 2014 (as amended on March 31, 2015 by that certain Amendment No. 1 to Credit Agreement, by and among Planet Intermediate, Planet Fitness Holdings, the Administrative Agent and the lenders party thereto and as further amended on November 10, 2016 by that certain Amendment No. 2 to Credit Agreement, by and among Planet Intermediate, Planet Fitness Holdings, the Administrative Agent and the lenders party thereto, the “Existing Credit Agreement”) by and among Planet Intermediate, Planet Fitness Holdings, as borrower, the Administrative Agent and the lenders party thereto from time to time. The Existing Credit Agreement, as further amended by the Third Amendment, is referred to herein as the “Credit Agreement.” The Third Amendment reduces the interest rate margins in respect of the term loans and revolving loans funded under the Credit Agreement.

Under the Credit Agreement, borrowings of term loans and revolving loans shall bear interest at a rate per annum equal to the applicable margin (as described below) plus, either (a) a base rate determined by reference to the highest of (1) the prime rate publicly announced from time to time by JPMorgan Chase Bank, N.A., (2) the federal funds effective rate, plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowings adjusted for certain additional costs, which, in the case of the term loans only, shall be no less than 0.75%.

Pursuant to the Third Amendment, the applicable margin for existing term loan borrowings under the Credit Agreement was reduced from (i) 3.50% to 3.00% for LIBOR rate borrowings and (ii) 2.50% to 2.00% for base rate borrowings. After delivery to the Administrative Agent of the quarterly financial statements and compliance certificate for the quarter ended June 30, 2017, so long as the Total Net Leverage Ratio (as defined in the Credit Agreement) of the Credit Parties is less than 3.50 to 1.00, the applicable margin for term loan borrowings will be further reduced to (i) 2.75% for LIBOR rate borrowings and (ii) 1.75% for base rate borrowings.

Pursuant to the Third Amendment, the applicable margin for loan borrowings remains based on the quarterly Total Net Leverage Ratio of the Credit Parties, subject to the following reductions in the applicable margin: (a) if the Total Net Leverage Ratio is greater than 4.00 to 1.00, the applicable margin for revolving loan borrowings will be reduced from (i) 3.25% to 3.00% for LIBOR rate borrowings and (ii) 2.25% to 2.00% for base rate revolving loan borrowings; (b) if the Total Net Leverage Ratio is less than or equal to 4.00 to 1.00, but greater than 3.00 to 1.00, the applicable margin for revolving loan borrowings will be reduced from (i) 3.00% to 2.75% for LIBOR rate borrowings and (ii) 2.00% to 1.75% for base rate borrowings; and (c) if the Total Net Leverage Ratio is less than or equal to 3.00 to 1.00, the applicable margin for revolving loan borrowings will be reduced from (i) 2.75% to 2.50% for LIBOR rate borrowings and (ii) 1.75% to 1.50% for base rate borrowings.

A copy of the Third Amendment, including the Credit Agreement, is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Credit Agreement and the transactions contemplated thereby are not intended to be complete, and are qualified in their entirety by the complete text of the Third Amendment and the Credit Agreement, as applicable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Third Amendment to Credit Agreement, dated May 26, 2017, by and among Planet Intermediate, LLC, Planet Fitness Holdings, LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET FITNESS, INC.

By:	/s/ Dorvin Lively
Name:	Dorvin Lively
Title:	Chief Financial Officer

Dated: May 30, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Credit Agreement, dated May 26, 2017, by and among Planet Intermediate, LLC, Planet Fitness Holdings, LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.